Pricing Supplement dated [ August 11, 2004 ]                      Rule 424(b)(3)
(To Prospectus dated November 21, 2001 and                    File No. 333-72304
Prospectus Supplement dated [ April 18, 2003 ])              Cusip No. 72447WAU3



                                PITNEY BOWES INC.

                      Global Medium-Term Notes - Fixed Rate


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Principal amount: $350,000,000                             Interest rate: 4.875%
Issue price: 99.625%                        Original Issue Date: August 18, 2004
Agent's discount or commission: .650%      Stated maturity date: August 15, 2014
Net proceeds to Pitney Bowes: $346,412,500
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Interest payment dates:

        [ ]February 1 and August 1
        [X]Other:February 15 and August 15
Regular record dates (if other than the 15th day of January and July): February 1 and August 1

Day count convention:
        [ ]Actual/360
        [ ]Actual/actual
        [X]30/360

Redemption:
        [ ]The notes cannot be redeemed prior to the stated maturity date.
        [X]The notes can be redeemed prior to the stated maturity date - See
           "other provisions" Initial redemption date:
           Initial redemption percentage:  ____%
           Annual redemption percentage reduction: ____% until redemption percentage is 100% of the principal amount.

Tax Redemption: [ ] Yes   [X] No

Repayment:
        [X]The notes cannot be repaid prior to the stated maturity date.
        [ ]The notes can be repaid prior to the stated maturity date at the option of the holder of the notes.
           Optional repayment date(s):
           Optional repayment price(s):

Additional amounts payable: [ ] Yes  [X] No


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Specified currency (if other than U.S. dollars):  N/A

Authorized denomination (if other than U.S. $1,000 and integral multiples thereof):  N/A

Exchange rate agent, if any:  N/A

Original issue discount:      [ ] Yes  [X] No
         Issue Price:
         Total amount of OID:
         Yield to maturity:
         Initial accrual period OID:

Exchange listing: [ ] Yes  [X] No
         Exchange:

Form:
         [X]Book-entry (to be held on behalf of The Depository Trust Company)
         [ ]Book-entry (to be held by a common depositary for Clearstream
            Banking S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System)
         [ ]Book-entry (The Depository Trust Company and common depositary)
         [ ]Individually certificated

Agent:
         [X]Merrill Lynch
         [X]ABN AMRO Incorporated
         [X]Barclays Capital Inc.
         [X]Deutsche Bank Securities Inc.
         [X]Banc of America.
         [X]Morgan Stanley & Co. Incorporated
         [ ]Other:_______________________

Agent acting in the capacity as indicated below:
        [ ] Agent    [X] Principal

If as principal:
        [ ]The notes are being offered at varying prices related to prevailing market prices at the time of resale.
        [X]The notes are being offered at a fixed initial public offering price of 99.625% of the principal amount.

If as Agent:
        The notes are being offered at a fixed initial public offering price of _____% of the principal amount.


                                      (2)

Rider 3A

Use of Proceeds:

         We expect to use the net proceeds from the sale of the securities described in this pricing supplement to repay short-term debt and for other general commercial purposes, including possible acquisitions. Funds not required immediately for any of the previously mentioned purposes may be temporarily invested in marketable securities.


Other provisions:
         Pitney Bowes Inc. may redeem the notes, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis, assuming a 360-day year of twelve 30-day months, at the adjusted treasury rate selected by the quotation agent plus 15 basis points, plus in each case, accrued interest on the notes to the date on which the notes are to be redeemed. We will appoint Deutsche Bank Securities Inc. and Barclays Capital or their successors and one or more primary U.S. Government securities dealers in New York City as reference dealers and we will select one of these reference dealers to act as our quotation agent.


          Terms have been completed as applicable to this transaction.

Certain of the agents will make these Notes available for sale on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between those agents and their respective customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from agents utilizing Market Axess's system based on transactions they conduct through the system. These agents will make the Notes available to their respective customers through the Internet, whether made through a proprietary or third-party system, on the same terms as sales made through other channels.


                                      (3)